Exhibit 10.59

MATADOR RESOURCES COMPANY
NONQUALIFIED DEFERRED COMPENSATION PLAN
FOR NON-EMPLOYEE DIRECTORS

ARTICLE 1
PURPOSE

The purpose of the Matador Resources Company Nonqualified Deferred Compensation Plan for Non-Employee Directors (the “Plan”) is to provide a procedure whereby a member of the Board of Directors (the “Board”) of Matador Resources Company, a Texas corporation (the “Company”), who is not an employee of the Company or any of its subsidiaries (a “Director”) may defer the payment of all or a specified portion of the compensation payable to the Director for services as a Director, including the annual retainer, meeting fees and fees payable to a Director for services above and beyond those services in connection with his or her Board and committee responsibilities.

ARTICLE 2
DEFINITIONS

2.1“Affiliate” shall have the meaning set forth in Rule 12b 2 promulgated under Section 12 of the Securities Exchange Act of 1934, as amended.

2.2“Annual Retainer Fees” means the annual fees paid to a Director by the Company for service on the Board or committee(s) of the Board, including the Board retainer, lead director retainer, committee chair retainer and member retainers and any other forms of retainer paid to a director for service on the Board.

2.3“Account” shall have the meaning set forth in Section 5.1.

2.4“Board” means the Board of Directors of the Company.

2.5“Change in Control” shall mean a “Change in Control” as defined in the Incentive Plan; provided that, such event also constitutes a change in the Company’s ownership, its effective control or the ownership of a substantial portion of its assets within the meaning of Code Section 409A.

2.6“Code” means the Internal Revenue Code of 1986, as amended.

2.7“Committee” shall have the meaning set forth in Article 3.

2.8“Disabled” or “Disability” means “disability” within the meaning of Code section 409A and Treasury Regulation section 1.409A-3(i)(4). The determination of the existence of a Disability shall be made by the Committee.

2.9“Effective Date” shall have the meaning set forth in Article 7.

2.10“Equity Grant” means the regular annual grant of equity compensation (in the form of restricted stock or RSUs) that is awarded to the Directors each year as a part of his or her compensation.

2.11“Fees” shall mean all fees and compensation payable to a Director for his or her services as a director of the Board (including Annual Retainer Fees, Meeting Fees and Equity Grants), as set from time to time by the Board, which may be paid in cash or in Shares.

“Incentive Plan” means the Matador Resources Company Amended and Restated 2012 Long-Term Incentive Plan, or any successor plan thereto.

2.12“Meeting Fees” shall mean fees that are paid to a Director for attendance at meetings of the Board or meetings of the Board’s committees.

2.13“Payment Election” shall have the meaning set forth in Section 4.1.

2.14“Plan Year” means the twelve (12) month period beginning January 1 and ending December 31, of any given year.

2.15“RSUs” shall have the meaning set forth in Section 4.5(b).

2.16“Separation from Service” shall mean a termination of services provided by a Director as a director of the Board or of the board of directors of any Affiliate, whether voluntarily or involuntarily, as determined by the Committee in accordance with Treasury Regulation section 1.409A-1(h). In determining whether a Director has experienced a Separation from Service as a director of the Board or of a board of directors of an Affiliate, the following provisions shall apply: (i) if the Director is also an employee at the time of his or her Separation from Service as a Director, the services such Director provides as an employee shall not be taken into account in determining whether the Director has a Separation from Service as a Director for purposes of this Plan (provided that this Plan is not, at the time of such determination, aggregated under Treasury Regulation section 1.409A-1(c)(2)(ii) with any plan in which the Director participates in as an employee, in which case he or she shall not be treated as incurring a Separation from Service for purposes of this Plan until he or she has separated from service both as a Director and as an employee); (ii) if a Director is also providing additional services to the Company as an independent contractor, he or she shall not be treated as incurring a Separation from Service for purposes of this Plan until he or she has separated from service both as a Director and as an independent contractor; and (iii) a Director shall be considered to have experienced a Separation from Service when the facts and circumstances indicate that the Director and the Company and each Affiliate reasonably anticipate that the Director will perform no further services for the Company or any Affiliate as a director of the Board (or the board of directors of any Affiliate) and the Director’s term as a member of the Board has expired.

2.17“Shares” means the common stock, par value $0.01 per share, which the Company is currently authorized to issue or may in the future be authorized to issue, or any securities into which or for which the common stock of the Company may be converted or exchanged, as the case may be.

ARTICLE 3
ADMINISTRATION

The Plan shall be administered by the Board or a committee (the “Committee”) consisting of one or more persons appointed from time to time by the Board. As of the Effective Date of this Plan, the Board appoints the “Nominating, Compensation and Planning Committee” of the Board to administer the Plan. Any member of the Committee may be removed at any time, with or without cause, by resolution of the Board, and any vacancy occurring in the membership of the Committee may be filled by appointment by the Board. The Committee shall select one of its members to act as its Chairman. A majority of the Committee shall constitute a quorum, and the act of a majority of the members of the Committee present at a meeting at which a quorum is present shall be the act of the Committee.

The Committee, in its discretion, shall (i) interpret the Plan, (ii) prescribe, amend and rescind any rules and regulations necessary or appropriate for the administration of the Plan, (iii) make such other determinations and take such other action as it deems necessary or advisable in the administration of the Plan, (iv) supply any omissions herein, and reconcile and correct any errors or inconsistencies, (v) decide any questions in the administration and application of the Plan, (vi) make equitable adjustments for any mistakes or errors made in the administration of the Plan, (vii) maintain complete and accurate records of all Plan transactions and other data in the manner necessary for proper administration of the Plan, (viii) enforce the terms of the Plan and the rules and regulations it adopts, (ix) review claims and render decisions on claims for benefits under the Plan, (x) furnish the Company or the Directors, upon request, with information that they require for tax or other purposes, (xi) employ agents, attorneys, accountants or other persons (who may be employed by or represent the Company) for such purposes as the Committee considers necessary or desirable in connection with its duties hereunder and (xii) perform any and all other acts necessary or appropriate for the proper management and administration of the Plan. All such actions or determinations made by the Committee, and the application of rules and regulations to a particular case or issue by the Committee, in good faith, shall not be subject to review by anyone, but shall be final, binding and conclusive on all interested parties.

ARTICLE 4
FEE DEFERRAL ELECTIONS AND PAYMENT

4.1Deferral of Fees. Subject to Section 4.5 below, each Director may make an election (a “Payment Election”) in accordance with this Article 4 to defer his or her receipt of all or a specified portion of any unearned Fees (any portion of the unearned Fees may be deferred in 1% increments). A Director may elect to defer up to 100% of his or her Fees. A Payment Election shall be made in a manner satisfactory to the Committee. Generally, a Payment Election shall be made by completing and filing the specified election form with the Committee within the applicable period described in Section 4.2 below. For purposes of Article 4, Fees will be treated as earned in the period during which the services giving rise to such Fees are performed.

4.2Timing of Election. A Director must make a Payment Election by December 31 of the calendar year prior to the Plan Year that the election becomes effective for the Fees earned in such Plan Year, and the election shall become irrevocable on December 31 of the calendar year in which the election is made. Such election shall be effective January 1 of the Plan Year following the calendar year of election. A newly eligible Director may make an initial election to defer payment of all or a specified portion of any unearned Fees for the then current Plan Year if the election is made (i) within thirty (30) days of the Effective Date of the Plan, if such Director is member of the Board on the Effective Date of the Plan, or (ii) within thirty (30) days of the effective date of election to the Board, if such Director becomes elected to the Board following the Effective Date of the Plan. A Director will not be treated as newly eligible if the Director is otherwise eligible to participate in an agreement, method, program or other arrangement that would be aggregated with this Plan under Code section 409A and Treasury Regulation section 1.409A-1(c)(2). A Director who has terminated board service and is subsequently re-elected to the Board will be deemed to be newly eligible to the extent permitted under Code section 409A and Treasury Regulation section 1.409A-2(a)(7). If the election to defer is not made within the applicable thirty (30) day period, or the Director is not otherwise newly eligible, the Director will not be allowed to make a Payment Election for the current Plan Year, but will be allowed to make a Payment Election with respect to unearned Fees for the following Plan Year in accordance the provisions above.

4.3Effect and Duration of Election. A Director’s Payment Election to defer will remain in effect from year to year until he or she files a new election in accordance with Section 4.1 or gives notice to terminate such election before the first day of any subsequent Plan Year. In order for a termination of an election to become effective for a Plan Year, the notice to terminate the election must be received prior to the election becoming irrevocable on the December 31 preceding such Plan Year. Any balance in the Account of a Director prior to the effective date of termination of a Payment Election to defer shall not be affected thereby and shall be paid only in accordance with prior Payment Elections. A Payment Election to defer cannot be terminated once the election becomes effective for the Plan Year. A Director whose election to defer has been terminated may thereafter again file a Payment Election to defer future unearned Fees in accordance with Section 4.1.

4.4Timing of Payment; Form of Payment. Each Payment Election filed under this Article 4 shall specify the time(s) when a Director shall receive his or her Fees. Pursuant to such Payment Election, the Director may elect to receive his or her Fees: (i) on the dates on which such Fees are normally paid to a Director; (ii) on or as soon as administratively feasible after the date on which the Director incurs a Separation from Service; (iii) on or as soon as administratively feasible after the date specified by the Director; (iv) upon a Change in Control; or (v) upon the earliest to occur of two or more of the events described in “(ii),” “(iii)” and/or “(iv)” above. With respect to receiving, or beginning to receive, a payment in accordance with “(ii),” “(iii),” “(iv)” or “(v)” above, a Director must elect to receive such payment in the applicable election form and in accordance with this Article 4. Each Payment Election filed under this Article 4 shall specify the form(s) in which a Director shall receive his or her Fees. Pursuant to such Payment Election, the Director may elect to receive his or her Fees: (x) in cash; (y) as Shares with a fair market value equal to his or her Fees; or (z) as a combination of cash and Shares with an aggregate fair market value equal to his or her Fees. All Fees settled in Shares shall be made with Shares issued pursuant to the Incentive Plan; provided, however, if there are insufficient Shares available under the Incentive Plan, such Fees shall be settled in cash. If a Director has elected to defer the payment of his or her Fees, a Payment Election filed under this Article 4 shall specify whether the payment of his or her Fees is to be settled by delivering cash and/or Shares to the Director in either a lump sum, or substantially equal annual installments over a period not to exceed ten (10) years. Any fractional Shares credited to a Director at the time of a distribution shall be paid in cash at the time of such distribution.

4.5Deferrals of Equity Grants.

a.With respect to Equity Grants that are Shares of “restricted stock,” for new Equity Grants that occur annually or on a regular basis, a Payment Election to defer the receipt of the Shares must be made prior to the date of grant by the last day of the taxable year preceding the year of the date of grant. Such an election may specify the Shares to be distributed on a specified date that is later than the date on which the shares of restricted stock would have otherwise vested (or some other permissible payment event under Code section 409A). With respect to Equity Grants of restricted stock that have already been granted, a Payment Election to defer receipt of the Shares may be made, provided that the election to defer the receipt of the Shares is made at least one year prior to the applicable vesting date and the election defers the receipt of the Shares by at least five years from the applicable vesting date. Shares of restricted stock that are vesting within one year from the date of election or have already vested may not be deferred.

b.With respect to Equity Grants that are “restricted stock units” (“RSUs”), for new Equity Grants that occur annually or on a regular basis, a Payment Election to defer the receipt of the Shares underlying the RSUs must be made prior to the date of grant by the last day of the taxable year preceding the year of the date of grant. Such an election may specify the Shares to be distributed on a specified date that is later than the date on which the RSUs would have otherwise converted into Shares (or some other permissible payment event under Code section 409A). With respect to Equity Grants of RSUs that have already been granted, a Payment Election to defer conversion of the RSUs and receipt of the Shares may be made, provided that the election to defer the conversion of the RSUs and receipt of the Shares is made at least one year prior to the applicable conversion date and the election defers the conversion of the RSUs and receipt of the Shares by at least five years from the applicable conversion date. RSUs that convert into Shares within one year from the date of election or have already converted may not be deferred.

4.6Death; Disability. If a Director dies before his or her deferred Fees have been distributed pursuant to this Plan, such deferred Fees shall be paid in a single lump-sum payment (in cash and/or Shares, as elected) as soon as administratively feasible, but within ninety (90) days after the Director’s death, to the Director’s Beneficiary (defined below). If a Director becomes Disabled before his or her deferred Fees have been distributed pursuant to this Plan, such deferred Fees shall be paid to the Director in a single lump-sum payment (in cash and/or Shares, as elected) as soon as administratively feasible, but within ninety (90) days after the date of the Director’s Disability. Notwithstanding any Payment Election, any Equity Grant (or any portion thereof) that has not vested as of the date of death or Disability shall vest or convert into Shares, as applicable, solely in accordance with the terms of the Equity Grant (and any award agreement governing such Equity Grant). A Director may designate one or more beneficiaries (which may be an entity other than a natural person) (a “Beneficiary”) to receive any payments to be made upon the Director’s death. At any time, and from time to time, any such designation may be changed or canceled by the Director without notice to or the consent of any Beneficiary. Any such designation, change or cancellation shall be effective upon receipt by the Committee of written notice thereof. If a Director designates more than one Beneficiary, any payments to such Beneficiaries shall be made in equal shares unless the Director has designated otherwise. If no Beneficiary has been named by the Director, or if the designated Beneficiary or Beneficiaries shall have predeceased him or her, or shall no longer exist, the balance shall be paid to the Director’s estate.

ARTICLE 5
ACCOUNTS

5.1Director Accounts. There shall be established for each Director participating in the Plan an account on the books of the Company, to be designated as such Director’s deferred compensation account (“Account”). Such Account shall be a notional account for the purpose of recording amounts credited on behalf of each Director under the Plan, and any income, expenses, gains, losses or distributions included thereon. Unless and until a Change in Control shall be deemed to have occurred, all amounts deferred pursuant to the Plan, together with any further amounts accrued thereon, as hereinafter provided, shall be held in the general funds of the Company and shall be credited to the Director’s Account. The Company shall furnish annually to each participating Director a statement of such Director’s Account.

5.2Treatment of Accounts Upon a Change in Control. In the event a Change in Control shall be deemed to have occurred, the Company’s liability for benefits under the Plan (to the extent not paid out upon such Change in Control) shall be funded under an irrevocable grantor trust, to the extent permitted under Code section 409A and the Treasury Regulations thereunder, and as described below, which shall be subject to the claims of the Company’s general creditors. To the extent permitted by Code section 409A and the regulations thereunder, the Board will have the authority to transfer assets of the Company, its Affiliates or subsidiaries in an amount sufficient to pay benefits that have accrued under the Plan up to the date of a Change in Control, to a grantor trust to be established by the Company for the purpose of paying benefits hereunder; and the Directors’ Accounts shall thereafter be paid to the Directors from such trust in accordance with the terms of the Plan. On each anniversary date of the date of the Change in Control, to the extent permitted by Code section 409A and the Treasury Regulations thereunder, the Company (or its successor)

shall transfer to the grantor trust an amount necessary to pay all benefits accrued under the Plan during the preceding twelve (12) months.

ARTICLE 6
CODE SECTION 409A

This Plan is intended to comply with Code section 409A and shall be interpreted and administered in compliance with Code section 409A and the Treasury Regulations issued thereunder. Notwithstanding anything in this Plan (or a Payment Election) to the contrary, in the event the Account of a Director who should become a “specified employee” (within the meaning of Code section 409A and Treasury Regulations thereunder) becomes payable due to such Director’s Separation from Service, then such payment shall not be made or commence until the earliest of (i) the expiration of the six (6) month period measured from the date of the Director’s Separation from Service or (ii) the date of the Director’s death following such Separation from Service. Upon the expiration of the foregoing deferral period, any payment which would have otherwise been made during that period in the absence of the foregoing shall be made to the Director or the Director’s Beneficiary. A Director shall not have the right to elect a subsequent deferral of payment to a date beyond the elected payment event. Except as provided in Code section 409A and Treasury Regulation section 1.409A-3(j)(4), neither the Director nor the Company can accelerate the time or schedule of any payment or amount scheduled to be paid pursuant to the terms of the Plan and any Payment Election. The Committee will have the discretion to accelerate payments in accordance with the provisions of Code section 409A and Treasury Regulation section 1.409A-3(j)(4) or its successor (provided that only the Board will have the discretion to accelerate payments in accordance with the provisions of Treasury Regulation section 1.409A-3(j)(4)(ix) or its successor).

ARTICLE 7
EFFECTIVE DATE; AMENDMENT, MODIFICATION, SUSPENSION
The effective date of this Plan shall be as of April 1, 2016 (the “Effective Date”). This Plan shall remain in effect until it is terminated by the Board or the Committee. The Board or the Committee may, at any time, without the consent of the Directors, amend, suspend or terminate the Plan. Subject to the terms of this Plan and any applicable laws and regulations, no amendment, suspension or termination of the Plan shall operate to annul an election already in effect for the then current Plan Year or for any preceding Plan Year and Fees shall continue to be deferred until the end of such current Plan Year in accordance with a Director’s then current election; and the balance in the Director’s Account shall continue to be payable in accordance with a Director’s then current election. After termination of the Plan, no further deferral of Fees may be made.

ARTICLE 8
MISCELLANEOUS PROVISIONS

8.1Nonassignability. During a Director’s lifetime, the right to the balance in his or her Account shall not be transferable or assignable; and any attempt to alienate, assign, pledge, sell, transfer or assign prior to the receipt of any amount from such Account, or any levy, attachment, execution or similar process upon the Account shall be null and void ab initio. Nothing contained in the Plan shall create, or be deemed to create, a trust, actual or constructive, for the benefit of a Director or his or her Beneficiary, or shall give, or be deemed to give, to any Director or his or her Beneficiary any interest in any specific assets of the Company.

8.2Indemnification of Committee; No Duties; Waiver of Claims. No member of the Committee, nor any officer or employee of the Company acting with or on behalf of the Committee, shall be personally liable for any action, determination or interpretation taken or made in good faith with respect to the Plan, and all of the members of the Committee and each and any officer or employee of the Company acting with or on their behalf shall be indemnified and protected by the Company in respect of any such action, determination or interpretation to the fullest extent provided by law. Except to the extent required by any unwaiveable requirement under applicable law, no member of the Committee (and no officer, employee or Affiliate of the Company) shall have any duties or liabilities, including without limitation any fiduciary duties, to any Director (or any person claiming by and through any Director) as a result of this Plan, any Payment Election or any Claim arising hereunder and, to the fullest extent permitted under applicable law, each Director irrevocably waives and releases any right or opportunity such Director might have to assert (or participate or cooperate in) any Claim against any member of the Committee and any officer, employee or Affiliate of the Company arising out of this Plan.

8.3Governing Law. This Plan shall be construed in accordance with the laws of the State of Texas, without giving effect to principles of conflict of laws, and the rights and obligations created hereby shall be governed by the laws of the State of Texas. The Director’s sole remedy for any claim, liability or obligation of any nature, arising out of or relating to this Plan or an alleged breach of this Plan, or a Payment Election (collectively, “Claims”) shall be against the Company, and no Director shall have any claim or right of any nature against any Affiliate or any owner or existing or former director, officer or employee of the Company or any Affiliate. The individuals and entities described above in this Section 8.3 (other than the Company) shall be third-party beneficiaries of this Plan for purposes of enforcing the terms of this Section 8.3.

8.4No Trust or Plan Funding. The Company (and not any of its Affiliates) will be solely responsible for the payment of all amounts hereunder. Except as provided in Section 5.2, the Plan shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating assets of the Company for payment of any amounts hereunder. Neither the Plan nor any Payment Election shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and any Director. No Director, Beneficiary or other person shall have any interest in any particular assets of the Company (or any of its Affiliates) by reason of the right to receive any amounts under the Plan. To the extent that any Director has a right to receive any payment from the Company, such right shall be no greater than the right of any general unsecured creditor of the Company.

8.5Binding Effect. This Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the Directors, and their heirs, assigns and personal representatives.

8.6Construction of Plan. The captions used in this Plan are for convenience only and shall not be construed in interpreting the Plan. Whenever the context so requires, the masculine shall include the feminine and neuter, and the singular shall also include the plural, and conversely.

8.7Integrated Plan. This Plan constitutes the final and complete expression of agreement with respect to the subject matter hereof.

8.8Severability of Provisions. If any of the provisions of the Plan or the application thereof to any Director shall be held invalid, neither the remainder of the Plan nor its application to any other Director shall be affected thereby.

* * * * * * * *

IN WITNESS WHEREOF, the Company has caused this instrument to be executed as of February 19, 2016, by its Chief Executive Officer and Assistant Secretary pursuant to prior action taken by the Board.

MATADOR RESOURCES COMPANY

By:	/s/ Joseph Wm. Foran
Name:	Joseph Wm. Foran
Title:	Chairman and CEO

Attest:

By:	/s/ Craig N. Adams
Craig N. Adams, Assistant Secretary

Signature Page to the Matador Resources Company Nonqualified Deferred Compensation Plan for Non-Employee Directors